Exhibit(p)(5)

Policy

Code of Ethics for JPMAM

Effective Date: 01/07/2005 | Last Revision Date: 09/27/2013

Last Review Date: 09/27/2013

For distribution only to clients

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TABLE OF CONTENTS

1. Summary	3
2. Changes from Previous Version	3
3. Scope	4
4. Policy Statements	4
5. Reporting Requirements	4
5.1. Holdings Reports	4
5.2. Transaction Reports	5
5.3. Consolidated Report	6
5.4. Exceptions from Transaction Reporting Requirements	6
6. Pre-approval of Certain Investments	6
7. Personal Trading Policies and Procedures	6
7.1. Designated Broker Requirement	6
7.2. Blackout Provisions	6
7.3. Minimum Investment Holding Period and Market Timing Prohibition	7
7.4. Trade Reversals and Disciplinary Action	7
8. Books and Records to be maintained by Investment Advisers	7
9. Privacy	8
10. Conflicts of Interest	8
10.1. Trading in Securities of Clients	8
10.2. Trading in Securities of Suppliers	9
10.3. Pre-clearance Procedures for Value-Added Investors	9
10.4. Gifts	9
10.5. Entertainment	10
10.6. Political Contributions and Activities	10
10.7. Charitable Contributions	10
10.8. Outside Business	10
11. Training	11
12. Escalation Guidelines	11
12.1. Violation prior to Material Violation	11
12.2. Material Violations	12
13. Defined Terms	13

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1.	Summary

Standards

This Code of Ethics for JPMAM (the “Code”) has been adopted by the registered investment advisers of JPMAM in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 204A-1 requires, at a minimum, that an adviser’s code of ethics set forth standards of conduct, require compliance with federal securities laws and address personal trading by advisory personnel.

While all J.P. Morgan Chase & Co. (“JPMC”) staff, including JPMAM Supervised Persons as defined below, are subject to the personal trading policies under the JPMC Code of Conduct, the JPMAM Code establishes more stringent standards reflecting the fiduciary obligations of JPMAM and its Supervised Persons. Where matters are addressed by both the JPMC Code of Conduct and this Code, Supervised Persons of JPMAM must observe and comply with the stricter standards set forth in this Code.

JPMAM hereby designates the staff of its Compliance Department to act as designees for the respective chief compliance officers of the JPMAM registered investment advisers (“CCO”) in administering this Code. Anyone with questions regarding the Code or its application should contact the Compliance Department.

2.	Changes from Previous Version

From April 04, 2013

•	Minimum Investment Holding Period and Market Timing Prohibition

•	Clarified that the minimum holding period and market timing prohibition applies to Reportable Securities and Reportable Funds

•	Trading in Securities of Clients (10.1)

•	Clarified that the definition of confidential information includes material non public information.

•	Political Contributions and Activities (10.6)

•	Removed the reference to “JPMAM Gift, Entertainment and Political Contributions Database” and replaced with the PATROL application.

•	Charitable Contribution (10.7)

•	Changed the name of the Corporate Philanthropy policy to “Global Philanthropy Policy” as changed by the Line of Business.

•	Escalation Guidelines (12)

•	Removed all references to each of the advisors and replaced with “JPMAM”.

•	Updated this section to reflect that the Escalation Guidelines is used to notify Group Heads, Managers and/or Human Resources of appropriate action that needs to be taken.

•	Defined Terms (13)

•	Added definition of “Proprietary” and “Reportable Fund” to the list of defined terms.

•	Updated the definition of “Reportable Security” to mirror the definition in Rule 204A-1.

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3.	Scope

Business Conduct

It is the duty of all Supervised Persons to place the interests of JPMAM clients before their own personal interests at all times and avoid any actual or potential conflict of interest. Given the access that Supervised Persons may have to proprietary and client information, JPMAM and its Supervised Persons must avoid even the appearance of impropriety with respect to personal trading, which must be oriented toward investment rather than short-term or speculative trading. Supervised Persons must also comply with applicable federal securities laws and report any violations of the Code promptly to the Compliance Department, which shall report any such violation promptly to the CCO.

Access Persons, as defined below, must report, and JPMAM must review, their personal securities transactions and holdings periodically (see section 5). Reporting Requirements and the Personal Trading Policy for Investment Management Americas Staff (for internal use only), as defined below, for details regarding reporting procedures.

Compliance with the Code, and other applicable policies and procedures, is a condition of employment. The rules, procedures, reporting and recordkeeping requirements contained in the Code are designed to prevent employees from violating the provisions of the Code. Failure by a Supervised Person to comply with the Code may adversely impact JPMAM and may constitute a violation of federal securities laws.

The Compliance Department shall distribute to each Supervised Person a copy of the Code and any amendments, receipt of which shall be acknowledged in writing by the Supervised Person. Written acknowledgements shall be maintained by the Compliance Department in accordance with Escalation Guidelines in section 12. Books and Records to be maintained by Investment Advisers. The form of acknowledgment shall be determined by the Compliance Department.

At least annually, each CCO must review the adequacy of the Code and the policies and the procedures herein referenced.

4.	Policy Statements

•	Summary

•	Reporting Requirements

•	Pre-approval of Certain Investments

•	Personal Trading Policies and Procedures

•	Books and Records to be maintained by Investment Advisers

•	Privacy

•	Conflicts of Interest

•	Training

•	Escalation Guidelines

5.	Reporting Requirements

5.1.	Holdings Reports

Access Persons must submit to the Compliance Department a report, in the form designated by the Compliance Department, of the Access Person’s current securities holdings that meets the following requirements:

a)	Content of Holdings Reports

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Each holdings report must contain, at a minimum:

1)	Account Details

The name of any broker, dealer or bank with which the Access Person maintains an Associated Account in which any Reportable Securities are held for the Access Person’s direct or indirect benefit, as well as all pertinent Associated Account details (e.g., account title, account number, etc.).

2)	Account Statements

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership.

3)	Submission Date

The date the Access Person submits the report.

b)	Timing of Holdings Reports

Access Persons must each submit a holdings report:

1)	Initial Report

No later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2)	Annual Report

At least once each 12-month period thereafter on January 30, and the information must be current as of a date no more than 45 days prior to the date the report was submitted

5.2.	Transaction Reports

Access Persons must submit to the Compliance Department quarterly securities transactions reports, in the form designated by the Compliance Department, that meet the following requirements:

a)	Content of Transaction Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1)	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3)	The price of the security at which the transaction was effected;

4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

5)	The date the Access Person submits the report.

b)	Timing of Transaction Reports

Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

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5.3.	Consolidated Report

At the discretion of the Compliance Department, the form of annual holdings report may be combined with the form of the concurrent quarterly transaction report, provided that such consolidated holdings and transaction report meets, at a minimum, the timing requirements of both such reports if submitted separately.

5.4.	Exceptions from Transaction Reporting Requirements

An Access Person need not submit:

a)	Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

b)	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

c)	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Compliance Department holds in its records so long as the Compliance Department receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

d)	Any report with respect to transactions in reportable funds.

6.	Pre-approval of Certain Investments

Supervised Persons must obtain approval from the Compliance Department before they directly or indirectly acquire beneficial ownership in any reportable security, including initial public offerings and limited offerings. The Personal Trading Policy shall set forth the Compliance pre-clearance procedures as well as any exceptions to the pre-clearance requirement.

7.	Personal Trading Policies and Procedures

In furtherance of the standards for personal trading set forth herein, JPMAM shall maintain a Personal Trading Policy with respect to the trading restrictions and corrective actions discussed under this section, and such other restrictions as may be deemed necessary or appropriate by JPMAM.

7.1.	Designated Broker Requirement

Any Associated Account, except as otherwise indicated in the Personal Trading Policy, must be maintained with a Designated Broker, as provided under the JPMC Code of Conduct and the Personal Trading Policy.

7.2.	Blackout Provisions

The personal trading and investment activities of Supervised Persons are subject to particular scrutiny because of the fiduciary nature of the business. Specifically, JPMAM must avoid even the appearance that its Supervised Persons conduct personal transactions in a manner that conflicts with the firm’s investment activities on behalf of clients. Towards this end, Supervised Persons may be restricted from conducting personal investment transactions during certain periods (“Blackout Periods”), and may be instructed to reverse previously completed personal investment transactions. Additionally, the Compliance Department may restrict the personal trading activity of any Supervised Person if such activity has the appearance of violating the intent of the blackout provision or is deemed to present a possible conflict of interest.

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The Blackout Periods set forth in the Personal Trading Policy may reflect varying levels of restriction appropriate for different categories of Supervised Persons based upon their level of access to non-public client or proprietary information.

7.3.	Minimum Investment Holding Period and Market Timing Prohibition

Supervised Persons are subject to a minimum holding period, as set forth under the Personal Trading Policy, for all transactions in Reportable Securities and Reportable Funds.

Supervised Persons are not permitted to conduct transactions for the purpose of market timing in any Reportable Security or Reportable Fund. Market timing is defined as an investment strategy using frequent purchases, redemptions, and/or exchanges in an attempt to profit from short-term market movements.

Please see the Personal Trading Policy for further details on transactions covered or exempted from the minimum investment holding period.

7.4.	Trade Reversals and Disciplinary Action

Transactions by Supervised Persons are subject to reversal due to a conflict (or appearance of a conflict) with the firm’s fiduciary responsibility or a violation of the Code or the Personal Trading Policy. Such a reversal may be required even for a pre-cleared transaction that results in an inadvertent conflict or a breach of black out period requirements under the Personal Trading Policy.

Disciplinary actions resulting from a violation of the Code will be administered in accordance with related JPMAM policies governing disciplinary action and escalation. All violations and disciplinary actions will be reported promptly by the Compliance Department to the JPMAM CCO. Violations will be reported at least quarterly to the firm’s executive committee and, where applicable, to the directors or trustees of an affected Fund.

Violations by Supervised Persons of any laws that relate to JPMAM’s operation of its business or any failure to cooperate with an internal investigation may result in disciplinary action up to and including immediate dismissal and, if applicable, termination of registration.

8.	Books and Records to be maintained by Investment Advisers

a)	A copy of this Code and any other code of ethics adopted by JPMAM pursuant to Rule 204A-1 that has been in effect during the past five years;

b)	A record of any violation of the Code, and any action taken as a result of that violation;

c)	A record of all written acknowledgments for each person who is currently, or within the past five years was, a Supervised Person of JPMAM;

d)	A record of each report made by an Access Persons required under the Reporting Requirements;

e)	A record of the names of persons who are currently, or within the past five years were, Access Persons;

f)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Supervised Persons under section 6. Pre-approval of Certain Investments, for at least five years after the end of the fiscal year in which the approval is granted; and

g)	Any other such record as may be required under the Code or the Personal Trading Policy.

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9.	Privacy

Supervised Persons have a special responsibility to protect the confidentiality of information related to customers. This responsibility may be imposed by law, may arise out of agreements with customers, or may be based on policies or practices adopted by the firm. Certain jurisdictions have regulations relating specifically to the privacy of individuals and/or business and institutional customers. Various business units and geographic areas within JPMC have internal policies regarding customer privacy.

The foregoing notwithstanding, JPMAM and its Supervised Persons must comply with all provisions under the Bank Secrecy Act, the USA Patriot Act and all other applicable federal securities laws, as well as applicable anti-money laundering and know your client policies, procedures and training requirements of JPMAM and JPMC.

10.	Conflicts of Interest

With regards to each of the following restrictions, more detailed guidelines may be found under the applicable JPMAM policy and/or the JPMC Code of Conduct.

10.1.	Trading in Securities of Clients

Supervised Persons should not invest in any securities of a client with which the Supervised Person has or recently had significant dealings or responsibility on behalf of JPMAM if such investment could be perceived as based on confidential information, including material non-public information.

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10.2.	Trading in Securities of Suppliers

Supervised Persons in possession of information regarding, or directly involved in negotiating, a contract material to a supplier of JPMAM may not invest in the securities of such supplier. If you own the securities of a company with which we are dealing and you are asked to represent JPMorgan Chase in such dealings you must:

a)	Disclose this fact to your department head and the Compliance Department; and

b)	Obtain prior approval from the Compliance Department before selling such securities.

10.3.	Pre-clearance Procedures for Value-Added Investors

Prior to any telephone calls, video, and in-person meetings between a Portfolio Manager and a Value-Added Investor who is meeting to discuss his/her personal investment (or prospective investment) in the JPMAM Private Investment Fund managed by the Portfolio Manager, the manager must obtain preclearance from Compliance. The following information must be provided to Compliance prior to the meeting:

a)	Date and place of meeting;

b)	Name of Value-added Investor, their employer, and job title;

c)	Name of private fund the Value-Added Investor is invested in (or may invest in);

d)	Names of all J.P. Morgan employees in attendance and job titles;

e)	Purpose of the meeting.

Compliance will respond within 24 hours via email and will ensure that appropriate controls are instituted.

10.4.	Gifts

A conflict of interest occurs when the personal interests of Supervised Persons interfere or could potentially interfere with their responsibilities to the firm and its clients. Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-

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making or making a client feel beholden to the firm or the Supervised Person. Guidelines that are more specific are set forth under the JPMC Code of Conduct and the JPM Investment Management Americas Gift and Entertainment Policy. Supervised Persons are required to log all entertainment subject to reporting into the JPMAM Gift, Entertainment and Political Contributions Database and any violations of the Policy are subject to the Escalation Guidelines.

10.5.	Entertainment

No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of JPMAM. Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present, and only to the extent that such entertainment is permissible under the JPMC Code of Conduct and the JPM Investment Management Americas Gift and Entertainment Policy. Supervised Persons are required to log all entertainment subject to reporting into the JPMAM Gift, Entertainment and Political Contributions Database and any violations of the Policy are subject to the Escalation Guidelines.

10.6.	Political Contributions and Activities

JPMorgan Chase has a strict policy that no political contributions made on behalf of JPMorgan Chase are allowed unless pre-approved. Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Supervised Persons are prohibited from considering JPMAM’s current or anticipated business relationships as a factor in making political or charitable donations. Additional requirements, restrictions, and other disclosures regarding all political activities are described under the JPMC Code of Conduct and the Political Contributions and Activities Policy for Investment Management Americas. Supervised Persons are required to pre-clear all political contributions subject to the policy into the PATROL application and any violations of the Policy are subject to the Escalation Guidelines. Contributions to the JPMorgan PACs are excluded from pre-clearance and reporting requirements.

10.7.	Charitable Contributions

Charitable contributions made on behalf of the Firm must adhere to the JPMC Global Philanthropy policy.

10.8.	Outside Business Activities

A Supervised Person’s outside activities must not reflect adversely on the firm or give rise to a real or apparent conflict of interest with the Supervised Person’s duties to the firm or its clients. Supervised Persons must be alert to potential conflicts of interest and be aware that they may be asked to discontinue any outside activity if a potential conflict arises. Supervised Persons may not, directly or indirectly:

a)	Accept a business opportunity from someone doing business or seeking to do business with JPMAM that is made available to the Supervised Person because of the individual’s position with the firm.

b)	Take for oneself a business opportunity belonging to the firm.

c)	Engage in a business opportunity that competes with any of the firm’s businesses.

Guidelines that are more specific are set forth under the conflicts of interest policy of JPMAM and under the JPMC Code of Conduct. Procedures for pre-clearance of these activities by Compliance and the JPMC Office of the Secretary are available in the JPMC Procedures for Pre-clearance of Outside Activities referenced in the JPMC Code of

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Conduct. Supervised Persons must seek a new clearance for a previously approved activity whenever there is any material change in relevant circumstances, whether arising from a change in your job or association with JPMAM or in your role with respect to that activity or organization. You are required to be continually alert to any real or apparent conflicts of interest with respect to investment management activities and promptly disclose any such conflicts to Compliance and the Office of the Secretary. You must also notify the Office of the Secretary when any approved outside activity terminates.

Regardless of whether an activity is specifically addressed under JPMAM policies or the JPMC Code of Conduct, Supervised Persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

11.	Training

All employees of the firm are required to take several mandatory training courses given each year by Compliance (e.g., AML, Privacy, and Code of Conduct). Failure to attend and/or complete required Compliance training courses will be subject to the Escalation Guidelines.

12.	Escalation Guidelines

Compliance maintains the Escalation Guidelines, which is applicable to employees of JPMAM. Please note, the Escalation Guidelines document is an internal Compliance document and is used to notify Group Heads, Managers and/or Human Resources (HR) of appropriate action that needs to be taken.

12.1.	Violation prior to Material Violation

While the Group Head is notified of all violations, he/she is required to have a meeting with the employee when the employees’ next violation would be considered material, in order to stress the importance of the requirement and inform the employee about the ramifications

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for not following the policy. The employee is also required to acknowledge, in writing, (form to be provided by Compliance) that he/she is aware of the ramifications for noncompliance and he/she will be compliant going forward. The written acknowledgement is signed by both the employee and Group Head, and returned to Compliance for record keeping.

12.2.	Material Violations

All material violations require the Group Head and HR to have a meeting with the employee and to document the meeting specifics in the employee’s personnel file. Once again, the employee will be required to acknowledge in writing the material nature of the violation and that he/she will be compliant going forward. The written acknowledgement, signed by the employee, Group Head and HR, will be returned to Compliance for record keeping.

There will be a mandated suspension of trading privileges for six months for all material violations of the Personal Trading Policy or Access Persons reporting requirement. Compliance and the Group Head may allow transactions for hardship reasons, but require documentation for pre-clearance.

A list of all individuals who have received material violations will be circulated to the appropriate Group Head and Senior Management on a periodic basis and may be a factor in the employee’s annual compensation.

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13.	Defined Terms

Access Persons

Include any partner, officer, director (or other person occupying a similar status or performing similar functions) of JPMAM, as well as any other Supervised Person who:

1)   Has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any registered fund advised or sub-advised by JPMAM; or

2)   Is involved in making securities recommendations to clients, including Funds, or who has access to such recommendations that are non-public.

Associated Account	Is an account in the name of or for the direct or indirect benefit of a Supervised Person or a Supervised Person’s spouse, domestic partner, minor children and any other person for whom the Supervised Person provides significant financial support, as well as to any other account over which the Supervised Person or any of these other persons exercise investment discretion, regardless of beneficial interest. Excluded from Associated Accounts are any 401(k) and deferred compensation plan accounts for which the Supervised Person has no investment discretion.

Automatic Investment Plan	Is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership	Is interpreted to mean any interest held directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, or any pecuniary interest in equity securities held or shared directly or indirectly, subject to the terms and conditions set forth under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934. A Supervised Person who has questions regarding the definition of this term should consult the Compliance Department. Please note: Any report required under section 5. Reporting Requirements may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Client	Is any entity (e.g. person, corporation or Fund) for which JPMAM provides a service or has a fiduciary responsibility.

Federal Securities Laws	Are the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (“1940 Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act (1999), any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the SEC or the Department of the Treasury.

Fund	Is an investment company registered under the 1940 Act.

Initial public offering	Is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

JPMAM	Is the abbreviation for JPMorgan Asset Management, a marketing name for the Investment Management subsidiaries of JPMorgan Chase & Co. Within the context of this document, JPMAM refers to the U.S. registered investment advisers of JPMorgan Asset Management identified on the cover of this Code.

Limited offering	Is an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505 or 506 there under.

Personal Trading Policy	Is the Personal Trading Policy for Investment Management Americas Staff and/or the Personal Investment Policy for JPMAM Employees in EMEA, Asia and Japan, as applicable, and the procedures there under.

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Proprietary

Within the context of the Policy is:

(1)    any research conducted by IM or its affiliates

(2)    any non-public information pertaining to IM or its affiliates

(3)    all JPM managed and sub-advised mutual funds

Reportable Fund	Is any JPMorgan Proprietary Fund, including sub-advised funds

Reportable Security

Is a security as defined under section 202(a)(18) of the Advisers Act held for the direct or indirect benefit of an Access Person, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Excluded from this definition are:

1)      Direct obligations of the Government of the United States;

2)      Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3)      Shares issued by money market funds; and

4)      Shares issued by open-end funds other than reportable funds

Supervised Persons

1)      Any partner, officer, director (or other person occupying a similar status or performing similar functions) and employees of JPMAM;

2)      All employees of entities affiliated with JPMAM that have been authorized by the Office of the Corporate Secretary to act in an official capacity on behalf of a legal entity within JPMAM, sometimes referred to as “dual hatted” employees;

3)      Certain consultants as well as any other persons who provide advice on behalf of JPMAM and are subject to JPMAM’s supervision and control; and

4)      All Access Persons

Value–Added Investor	Is an executive level officer (i.e., president, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Partner) or director of a company, who, due to the nature of his/her position, may obtain material, non-public information.

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